Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-75612 of Berkshire Hathaway Inc. on Form S-8 of our report dated June 15, 2026, relating to the financial statements and supplemental schedules of Johns Manville Employees 401(k) Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
June 15, 2026